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                                                                   EXHIBIT 10.11

                        GAS SALE AND PURCHASE AGREEMENT

                                    between

                      EASTERN AMERICAN ENERGY CORPORATION

                                    "SELLER"

                                      and

                          SENECA POWER PARTNERS, L.P.

                                    "BUYER"



                             DATE:  March 27, 1991
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                                TABLE OF CONTENTS

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                                                               PAGE NO.
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Article I     Definitions   . . . . . . . . . . . . . . . . . . .  2

Article II    Volumes   . . . . . . . . . . . . . . . . . . . . .  3

Article  III  Price   . . . . . . . . . . . . . . . . . . . . . .  4

Article  IV   Billing and Payment   . . . . . . . . . . . . . . .  5

Article  V    Point of Delivery   . . . . . . . . . . . . . . . .  7

Article  VI   Term  . . . . . . . . . . . . . . . . . . . . . . .  7

Article  VII  Taxes   . . . . . . . . . . . . . . . . . . . . . .  8

Article  VIII Measurement   . . . . . . . . . . . . . . . . . . .  8

Article  IX   Quality   . . . . . . . . . . . . . . . . . . . . .  9

Article  X    Possession of Gas and Warranty of Title   . . . . . 10

Article  XI   Remedies  . . . . . . . . . . . . . . . . . . . . . 11

Article  XII  Force Majeure   . . . . . . . . . . . . . . . . . . 11

Article  XIII Arbitration   . . . . . . . . . . . . . . . . . . . 13

Article  XIV  Successors and Assigns  . . . . . . . . . . . . . . 13

Article  XV   Waiver of Default   . . . . . . . . . . . . . . . . 14

Article  XVI  Rules and Regulations   . . . . . . . . . . . . . . 14

Article  XVII Governing Laws  . . . . . . . . . . . . . . . . . . 14

Article  XVIII Complete Agreement   . . . . . . . . . . . . . . . 15

Article  XIX  Headings  . . . . . . . . . . . . . . . . . . . . . 15

Article  XX   Notices   . . . . . . . . . . . . . . . . . . . . . 15

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                        GAS SALE AND PURCHASE AGREEMENT

       THIS AGREEMENT, made and entered into this 27th day of March, 1991, by and between EASTERN AMERICAN ENERGY CORPORATION, a West Virginia corporation, with its principal office located in Charleston, West Virginia, (hereinafter referred to as "Seller"), and SENECA POWER PARTNERS, L.P., a Delaware Limited Partnership, of which Seneca Power Corporation, a Delaware corporation, is the General Partner, with its principal office located in New York, New York, (hereinafter referred to as "Buyer").

       WHEREAS, Seller is a marketer of natural gas in the States of West Virginia and Pennsylvania and has available to it through contracts with producers and other marketers natural gas in volumes adequate to meet the contract demands of Buyer, hereinafter specified, for Buyer's daily and annual requirements; and

       WHEREAS, Buyer operates certain facilities in the county of Genese, State of New York, ( "Batavia Project") which facilities use natural gas as a basic energy source; and

       WHEREAS, Seller is willing to sell and Buyer desires to purchase natural gas to meet the daily and annual requirements specified in this agreement ("Agreement").

       NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, Seller and Buyer agree as follows, to-wit:

                            ARTICLE I.  DEFINITIONS

       1.1 The term "day" shall mean a period of twenty-four (24) consecutive hours, ending at 8:00 a.m., Batavia, New York Time.

       1.2    The term "Mcf" shall mean one-thousand (1,000) cubic feet of gas.
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       1.3    The term "Btu" shall mean one (1) British thermal unit.

       1.4    The term "MBtu" shall mean one (1) thousand Btu.

       1.5    The term "MMBtu"" shall mean one (1) million Btu.

       1.6    The term "PSIG" shall mean per square inch gauge.

       1.7    The term "Contract Annual Volume" shall mean 4,380,000 MMBtu.

       1.8 The term "Contract Year" shall mean a period of one (1) year commencing on the effective date, as specified herein, and each succeeding one
(1) year period thereafter.

       1.9 The term "Maximum Daily Volumes" shall mean 12,900 MMBtu per day, which shall be the greatest volume of gas which Seller shall, during the term of this Agreement, be obligated to deliver to Buyer and which Buyer shall at the time be entitled to receive from Seller during any one day.

       1.10 The term "Minimum Daily Volume" shall mean a volume of gas equal to 10,300 MMBtu which Seller shall be obligated to deliver to Buyer during any one day during the term of this Agreement.

       1.11   The term "Maximum Annual Volume" shall mean 4,750,000 MMBtu.

       1.12   The term "Minimum Annual Volume" shall mean 3,850,000 MMBtu.

       1.13 The term "Point(s) of Delivery" shall have the meaning as defined in Article V hereof.

                              ARTICLE II.  VOLUMES

       Subject to the Maximum Daily Volume and the Minimum Daily Volume, the Seller agrees to deliver to the Buyer and the Buyer agrees to purchase at the Point(s) of Delivery specified in





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Article V herein such quantities of gas as Buyer shall nominate in writing to the Seller each month for use at the Batavia Project. Such nomination shall be made on or before the fifteenth (15th) day of the month preceding the month in which deliveries of the nominated quantities are to be made; provided, however, that in no event shall such nomination be greater than the Maximum Daily Volume multiplied by the number of calendar days in such calendar month or less than the Minimum Daily Volume multiplied by the number of days in such calendar month. In addition, the Buyer agrees that the aggregate total of such nominations shall not be greater than the Contract Annual Volume during any Contract Year, but in no event shall the aggregate total of volumes actually delivered be greater than the Maximum Annual volume or less than the Minimum Annual Volume.

                              ARTICLE III.  PRICE

       3.1 Commencing with the initial date of deliveries hereunder, Buyer shall pay to Seller a price of $2.38 per MMBtu. Except as modified below, the price for the gas delivered hereunder shall increase on an annual basis by five percent (5%) on the anniversary date of the initial deliveries hereunder.

       3.2 Notwithstanding the forgoing provisions of Paragraph 3.1 above, if Buyer does not commence the acceptance of the Minimum Daily Volumes by August 1, 1992, the initial price to be paid by Buyer to Seller shall be adjusted by a five percent (5%) annual computation prorated on a monthly basis.

       3.3 On the seventh (7th) anniversary of the first date of deliveries hereunder, Seller may, at its sole option, request of Buyer a renegotiation of the price to be paid by the Buyer hereunder. In renegotiating the price, the parties shall take into consideration the market value of the gas to





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Buyer at the Batavia Project.  Provided, however, that the renegotiated price shall not exceed a price level which would:

              (a) Cause the Loan Coverage Ratio to be less than 1.25 for the Batavia Project, as established on a Pro Forma basis as calculated by Buyer and reasonably accepted by Seller; or

              (b) Exceed the product of the initial Contract price of $2.38 per MMBtu multiplied by a fraction, the numerator being the average of the fifty-two (52) week spot market price in the Appalachian Basin immediately preceding the renegotiation request and the denominator being the average of the fifty-two (52) week spot market price in the Appalachian Basin immediately preceding July 1, 1989. For purposes of this Paragraph, the spot market price shall be determined by reference to the table, "Gas Price Report" ($/MMBTU) - "Delivered to Pipeline" under "Appalachia - Spot" as published each week in Natural Gas Week.
       If such publication ceases, or the publication ceases to report a price under the above described table and heading, then Buyer and Seller shall agree upon an alternate and comparable publication and index.

If the price is renegotiated in accordance with this Paragraph, the renegotiated price shall escalate at a rate of five percent (5%) per year during the remainder of the Contract term on the anniversary of the renegotiation request.





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                        ARTICLE IV.  BILLING AND PAYMENT

       4.1 Seller shall render bills, on or about the fifth (5th) day of each month, for all gas delivered hereunder during the preceding month. Buyer shall pay Seller at its payment address or at any other address designated by Seller, within twenty (20) days of the receipt of the bills for the gas delivered hereunder during the preceding month.

       4.2 Should Buyer f ail to pay all of the amount of a bill as provided herein when due, interest on the unpaid portion shall accrue at a rate equal to the lesser of the then current prime interest rate plus 2% as charged by The Chase Manhattan Bank, N.A. to its most favored customers or the maximum legal rate, from the date when payment is due until the same is paid. If Buyer f ails to pay any portion of a bill when the same is due, Seller, in addition to any other remedy it may have, may suspend further delivery of gas until the amount is paid provided, however, that if Buyer in good faith shall dispute the amount of any bill or part thereof and shall pay to Seller all undisputed amounts and, at any time thereafter upon thirty (30) days demand therefor by Seller, shall furnish Seller a good and satisfactory surety bond in an amount and with a surety satisfactory to Seller, guaranteeing payment to Seller of the disputed amount remaining due (after a final determination is reached by agreement, or through arbitration), then Seller shall not be entitled to suspend further delivery of gas on the disputes because of which deliveries were suspended unless default shall be made by Buyer or the surety on the bond.

       4.3 If it shall be found that at any time or times Buyer has been overcharged or undercharged in any manner whatsoever and Buyer shall have actually paid the bills containing the overcharge or undercharge, then within thirty (30) days after the final determination thereof, Seller shall re fund the amount of any overcharge without interest and Buyer shall pay the amount of any





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undercharge without interest.  In the event an error is discovered in the amount billed in any invoice or statement rendered by Seller, the error shall be adjusted within thirty (30) days of the determination thereof, provided that claim therefor shall have been made within thirty (30) days from the date of discovery of the error, and in any event within twelve (12) months from the date of the invoice or statement. If the parties are unable to agree on the adjustment of any claimed error, any resort by either of the parties to legal or equitable remedies must be commenced within fifteen (15) months after the accrual of any claimed cause of action or shall thereafter be forever barred.

                         ARTICLE V.  POINT OF DELIVERY

       The Point(s) of Delivery shall be the various points (as acceptable to CNG Transmission Corporation), as may be changed from time to time, at which Seller's gathering facilities are connected to the pipeline facilities of CNG Transmission Corporation for ultimate delivery to Buyer. Title to and ownership of the gas delivery hereunder will pass to and vest in Buyer at the inlet side of the various meters at the Point(s) of Delivery.

                               ARTICLE VI.  TERM

       This Agreement shall be effective from the date of this Agreement and deliveries of natural gas shall commence with the chart change made on the date of first deliveries to the Batavia Project, and shall terminate with the chart change made the date which is fifteen (15) Contract Years after the date of the first deliveries, unless modified or extended as hereinafter provided. Notwithstanding, anything to the contrary herein, this Agreement shall be null and void at the option of Seller if (i) the financing for the Batavia Project is not obtained by Buyer on or before June 30,





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1991 or (ii) natural gas deliveries of the minimum Daily Volumes do not commence by March 1, 1993.

                              ARTICLE VII.  TAXES

       Seller agrees to pay, or cause to be paid, all State severance or production taxes and other federal, state or local government assessments lawfully levied and imposed upon Seller with respect to the gas delivered hereunder prior to its delivery to Buyer. Any taxes imposed by any federal, state, or local government in respect to the gas delivered to the Buyer on account of the receipt or usage thereof or otherwise, after the Point(s) of Delivery shall be paid by Buyer.

                           ARTICLE VIII.  MEASUREMENT

       The gas to be sold hereunder shall be delivered through the facilities of CNG Transmission Corporation ("CNG") to the Point(s) of Delivery and Buyer shall cause CNG or its duly appointed agents, to read the meter, furnish, place and remove any and all recording gauge charts, calculate the deliveries and perform any other service pertaining to the routine operation of the meter. Either party shall be entitled to request that CNG, or its duly appointed agents, furnish a competent inspector to make an inspection of the measuring device or devices. The cost of making any special tests on any devices shall be borne by the requesting party. A representative of each party may be present at any such inspection. For any tests or inspection, any resultant aggregate error exceeding two percent (2%) of computed delivery shall be adjusted, insofar as exact knowledge of such errors or contributing causes is obtainable. Such adjustments shall be made for a period not to exceed thirty
(30) days previous to the date of the challenge by the requesting party. Upon written request





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from Seller, copies of available meter charts shall be forwarded to it for inspection, copying and reproduction, subject to their return within ten (10) days after receipt. Buyer shall keep and shall cause CNG to keep any such copies on file for one (1) year after date of the deliveries charged thereon, during which time they will be open for inspection by authorized parties at any and all reasonable times.

                              ARTICLE IX.  QUALITY

       The quality and heating value of the gas to be delivered hereunder will conform to the quality specifications set forth in the General Terms and Conditions of CNG's FERC Gas Tariff, effective as of the date hereof as such specifications may be changed from time to time. Any quality and heating value standards of CNG's contracts are hereby expressly incorporated herein by reference as if completely set out, and shall be applicable to and binding upon Seller and upon all natural gas sold by Seller to Buyer. Notwithstanding the above, heating value in BTUs for all gas delivered hereunder shall not be less than one thousand (1,000) BTUs per standard cubic foot.

              ARTICLE X.  POSSESSION OF-GAS AND WARRANTY OF TITLE

       10.1 Seller shall be deemed to be in control and possession of the gas hereunder until it shall have been physically delivered to Buyer at the Point(s) of Delivery, after which Buyer shall be deemed to be the owner and in control and possession thereof.

       10.2 Buyer shall have no responsibility with respect to any gas hereunder until it is physically delivered to Buyer, or on account of anything which may be done, happen or arise with respect to said gas before such delivery; and Seller shall have no responsibility with respect to said





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gas after such delivery to Buyer, or on account of anything which may be done, happen, or arise with respect to said gas after such delivery.

       10.3 Seller agrees that it will, and it hereby does, warrant that it will, at the time of physical delivery, have good right and title to sell said gas as aforesaid, free and clear of all liens and encumbrances; and, that it will indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, Costs, losses and expenses arising from or out of adverse claims of any or all persons to said gas.

                             ARTICLE XI.  REMEDIES

       In the event that Seller fails to deliver any quantity of gas that it is required to deliver under this Agreement, Buyer will use commercially reasonable efforts to purchase for delivery a quantity of gas equal to the quantity of gas which Seller failed to deliver at fair market prices on a spot basis. Seller shall pay Buyer on a monthly basis an amount equal to the excess, if any, of the cost of such replacement gas plus all incremental transportation costs incurred by Buyer in connection with purchasing such replacement gas over the amount which Buyer would have been obligated to pay Seller in accordance with this Agreement if Seller had performed its obligations hereunder. Upon payment of the aforesaid amount, said sums will constitute liquidated damages for Seller's failure to perform its obligations hereunder and shall be Buyer's sole remedy for Seller's failure to so perform.





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                          ARTICLE XII.  FORCE MAJEURE

       Neither Seller nor Buyer shall be liable in damages to the other for any act, omission or circumstance occasioned by or in consequence of any acts of God, strikes, lockouts, acts of the public enemy, war, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, [deletion] arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, lack of pipeline capacity (specifically excluding therefrom Seller's own gathering and/or transmission facilities), the binding order of any court or governmental authority which has been resisted in good faith by all reasonable legal means, and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. Notwithstanding the above, economic duress or hardship shall not constitute an event of Force Majeure. Failure to prevent or settle any strike or strikes shall not be considered to be a matter within the control of the party claiming suspension.

       Such causes or contingencies affecting the performance hereunder by either Seller or Buyer, however, shall not relieve it of liability in the event of its concurring negligence or in the event of the failure to use due diligence to remedy the situation and to remove the cause in the adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve either party from its other obligations under this Agreement, even should it cause this Agreement to be extended beyond the termination date.





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                           ARTICLE XIII.  ARBITRATION

       13.1 Any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Pittsburgh, Pennsylvania, in accordance with the then Prevailing Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrators shall be final and binding in respect of both matters of law and fact. The expenses of the arbitration shall be borne by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own expert witnesses and legal counsel.

                      ARTICLE XIV.  SUCCESSORS AND ASSIGNS

       Any company which shall succeed by purchase, merger or consolidation of the properties substantially as an entirety, of Seller or of Buyer, as the case may be, shall be entitled to the rights and shall be required by the transferring party to assume the obligations of its predecessors in title under this Agreement; and upon such succession, the transferring party shall be free and discharged of all obligations under this Agreement and the successor substituted as the sole and primary obligor. Otherwise, then as set out herein, neither party shall assign this Agreement or any of its rights thereunder unless it first shall have obtained the consent thereto in writing of the other party. Such consent shall not be unreasonably withheld.

                         ARTICLE XV.  WAIVER OF DEFAULT

       No waiver by either party of any one or more defaults by the other in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.





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                      ARTICLE XVI.  RULES AND REGULATIONS

       This Agreement is subject to valid laws, orders and regulations of duly constituted authorities having jurisdiction. If any valid future laws, orders, rules or regulations of duly constituted authorities having jurisdiction have the effect of altering or amending the provisions of this Agreement, the parties shall continue the performance of this Agreement as so altered or amended; provided, however, that such alterations or amendments shall not alter or change the consideration paid by Buyer to Seller, the term of this Agreement, or the volumes of gas to be delivered hereunder.

                          ARTICLE XVII.  GOVERNING LAW

       All questions concerning the validity or the meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Delaware, except to the extent specifically required by federal laws.

                       ARTICLE XVIII.  COMPLETE AGREEMENT

       This document contains the entire agreement between the parties and supersedes all prior or contradictory discussions or negotiations, representations or agreements relating to the subject matter of this Agreement. No changes to this Agreement shall be made or be binding on either party unless made in writing and signed by each party to this Agreement.





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                             ARTICLE XIX.  HEADINGS

       The captions or headings preceding the various parts Of this Agreement are inserted solely for the convenience of the parties hereto and shall not be considered or given effect in construing this Agreement, or in connection with the intent, rights, duties or liabilities of the parties.

                              ARTICLE XX.  NOTICES

       Any notice, either contemplated or required by this Agreement, may be given either by registered letter addressed to the following:

              SELLER:  Eastern American Energy Corporation
                       501 56th Street
                       Charleston, West Virginia 25304
                       Attn:  Thomas J. Polites

              BUYER:   Seneca Power Partners, L.P.
                       135 East 57th Street, 23rd Floor
                       New York, New York 10022
                       Attn:  Batavia Project Manager

by depositing such registered letter, postage paid, in the United States Post Office or by telegram, telex or TWX directed to such party at such address - Any notice sent to Buyer will also be sent to Lender at the address set forth above. The foregoing addresses may be changed by written notice.





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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           SELLER:

                                           EASTERN AMERICAN ENERGY CORPORATION
Attest:
                                           By:
-------------------------------               ---------------------------------
       Secretary

                                           Its:
                                               --------------------------------


                                           BUYER:

                                           SENECA POWER PARTNERS, L.P.


Attest:

Attest:
                                           By:
-------------------------------               ---------------------------------
       Secretary                                  Seneca Power Corporation

                                           Its:       General Partner
                                               --------------------------------





Signature page to that Gas Sale and Purchase Agreement by and between EASTERN AMERICAN ENERGY CORPORATION, "SELLER", and SENECA POWER PARTNERS, L.P., "BUYER", dated this 2nd day of April, 1991.





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